EXHIBIT I
SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”) is made this 27th day of January, 2010, among TEEKAY CORPORATION, a Marshall Islands corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (the “Trustee”).
     WHEREAS, the Company has issued its 8.875% Senior Notes due July 15, 2011 in the original aggregate principal amount of $350,000,000 (herein the “Notes”).
     WHEREAS, the Notes were issued under the Indenture dated as of June 22, 2001 and the First Supplemental Indenture dated as of December 6, 2001, each between the Company and the Trustee (together, the “Indenture”).
     WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated January 11, 2010, (the “Offer to Purchase”) the Company commenced a Tender Offer for any and all of the outstanding Notes (the “Tender Offer”) and solicited the consents of the holders of the Notes to the Proposed Amendments (as defined in the Offer to Purchase and as set forth below) (the “Consent Solicitation”).
     WHEREAS, the approval of the holders of at least a majority in aggregate outstanding principal amount of the Notes (not including any Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) is sufficient to amend the terms of the Indenture as set forth herein.
     WHEREAS, having received the approval of the holders of at least a majority in aggregate outstanding principal amount of the Notes (not including any Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) pursuant to Section 9.02 of the Indenture, the Company and the Trustee desire to amend the Indenture, as provided hereinafter.
     WHEREAS, all things necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the Company, upon its execution hereof, have been done.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Second Supplemental Indenture, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:
     1.     Amendment of Section 5.01.  Section 5.01 (Events of Default) is hereby amended as follows: Each of Section 5.01(a)(4), (5), (6) and (8) are hereby deleted and replaced with “Intentionally Omitted.” All references in the Indenture to such subsections shall also be deleted in their entirety.
     2.     Amendment of Section 8.02.  Section 8.02 (Successor Substituted) is hereby amended as follows: The following sentence is hereby added to Section 8.02:
“In the event the Company, in a single transaction or a series of related transactions, (i) consolidates or merges with or into any other Person or permits any other Person to consolidate or merge with or into the Company; or (ii) directly or indirectly transfers, sells, leases or otherwise disposes of all or substantially all of its assets, the Company or any successor entity, as applicable, shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company’s obligations under the Indenture in favor of the Trustee.”
     3.     Deletion of Certain Provisions.  Each of Sections 8.01 (The Company May Consolidate, Etc. Only Certain Terms), 10.04 (Corporate Existence), 10.05 (Maintenance of Properties), 10.06 (Payment of Taxes and Other Claims), 10.07 (Maintenance of Insurance) and Section 10.08 (Limitation on Liens), of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted.” All references in the Indenture to such sections shall also be deleted in their entirety.

     4.      Deletion of Certain Definitions.  All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in sections or subsections deleted by this Supplemental Indenture are hereby deleted in their entirety.
     5.      Amendment of the Notes.  Any corresponding provisions reflected in the Notes shall also be deemed amended in conformity herewith.
     6.      Effectiveness of Amendments.  This Second Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; provided, however, that the amendments to the Indenture set forth in Sections 1 through 4 of this Second Supplemental Indenture shall not become operative until the first Payment Date (as defined in the Offer to Purchase). If the Tender Offer is terminated, withdrawn or otherwise not consummated prior to acceptance of the Notes, this Second Supplemental Indenture shall automatically become null and void ab initio.
     7.      Terms Defined in the Indenture.  All capitalized terms used in this Second Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture.
     8.      Interpretation; Severability; Headings.  Upon the execution and delivery of this Second Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Second Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Second Supplemental Indenture will control. The Indenture, as modified and amended by this Second Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Second Supplemental Indenture, the provisions of the Indenture, as modified by this Second Supplemental Indenture, shall control. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Section headings in this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
     9.      Conflicts with Trust Indenture Act.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.
     10.     Successor; Benefits of Second Supplemental Indenture, etc.  All agreements of the Company in this Second Supplemental Indenture shall bind its successors. Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.
     11.     Certain Duties and Responsibilities of the Trustee; Trustee Not Responsible for Recitals.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
     12.     Governing Law.  This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     13.     Execution in Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Second Supplemental Indenture has been executed by a duly authorized officer of the Company and the Trustee.
Dated as of January 27, 2010.

TEEKAY CORPORATION
By:	/s/ Bjorn Moller
	Name:	Bjorn Moller
	Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ James J. Kelly
	Name:	James J. Kelly
	Title:	Assistant Vice President